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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of Earliest Event Reported) September 24, 1999
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                             METAL MANAGEMENT, INC.
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             (Exact Name of Registrant as Specified in its Charter)



                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)


        0-14836                                   94-2835068
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(Commission File Number)             (I.R.S. Employer Identification No.)




500 N. Dearborn Street, Suite 405, Chicago, IL           60610
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(Address of Principal Executive Offices)               (Zip Code)


                                 (312) 645-0700
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              (Registrant's Telephone Number, Including Area Code)



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ITEM 5.  OTHER EVENTS.

         On September 24, 1999, Metal Management, Inc. (the "Company") agreed to redeem all of the outstanding shares of its Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), from Marshall Capital Management, Inc. ("Marshall"), an affiliate of Credit Suisse-First Boston. Approximately $2.5 million in aggregate principal amount of the Series A Preferred Stock was redeemed at a redemption price of $3.1 million. Marshall also granted the Company an option to redeem up to $2.5 million in aggregate principal amount of Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), held by Marshall at a redemption price equal to 125% of the aggregate principal amount, plus accrued and unpaid dividends. Approximately $7.5 million in aggregate principal amount of the Series B Preferred Stock is currently outstanding. The option remains exercisable through March 22, 2000. In addition, Marshall agreed to limit its sales of the Company's common stock, par value $.01 per share, on any trading day through January 22, 2000 to the greater of 30,000 shares or 10% of the trading volume for such trading day. This description is not meant to be complete and should be read in conjunction with the agreement filed as an exhibit to this report.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)      Exhibits

                  10.1 Letter Agreement, dated September 24, 1999, between Marshall Capital Management, Inc. and the Company.






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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  METAL MANAGEMENT, INC.



Dated: October 8, 1999            By: /s/ David A. Carpenter
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                                      David A. Carpenter
                                      Excecutive Vice President, Administration,
                                      Legal & Regulatory Affairs and Secretary